Exhibit 10.1

SECOND AMENDMENT TO THE
DUN & BRADSTREET CAREER TRANSITION PLAN
(As Amended and Restated as of August 4, 2015)

THIS SECOND AMENDMENT, by THE DUN & BRADSTREET CORPORATION (the “Corporation”) to The Dun & Bradstreet Career Transition Plan (as Amended and Restated as of August 4, 2015) (the “Plan”) is effective as specified below.

WITNESSETH:

WHEREAS, the Corporation sponsors the Plan and the Corporation has delegated authority to make amendments to the Plan (as well as the ability to further delegate the amendment power) to the Compensation & Benefits Committee of the Corporation (the “C&BC”);

WHEREAS, the C&BC considers it desirable to amend the Plan to make clear that the Chief Executive Office of the Corporation shall not be involved in administration of the Plan, to expand the officers and delegees of the Plan Administration Committee who have authority to make certain determinations regarding awards under the Plan, to provide that employees will not become entitled to benefits under the Plan in the event they are terminated due to the loss of work authorizations, and to make certain other clarifications to the Plan;

NOW THEREFORE, it is hereby resolved that the Plan be, and it hereby is, amended, effective as specified below:

I.

Section 1.7 of the Plan is clarified to read as follows effective as of the date hereof:

“1.7    "Eligible Termination" shall mean:
(a)     a Separation from Service of an Eligible Employee that constitutes an involuntary termination of employment with a Participating Company by reason of a reduction in force program or job elimination;
(b)     a Separation from Service of an Eligible Employee who has completed at least six months of continuous service with a Participating Company that constitutes an involuntary termination of employment with a Participating Company by reason of unsatisfactory performance in the execution of such Eligible Employee's duties; and
(c)     a Separation from Service of an Eligible Employee who has completed at least six months of continuous service with a Participating Company that constitutes a resignation for Good Reason that is mutually agreed to in writing by the Participating Company and such Eligible Employee.
Notwithstanding the foregoing, an Eligible Termination shall not include:
(v)     a unilateral resignation;

(w)     a termination by a Participating Company for Cause;
(x)     a termination as a result of a sale (whether in whole or in part, of stock or assets), an elimination or reduction of any operations in connection with the purchase of comparable operations from a third-party vendor (including an outsourcing), a merger or other combination, spin-off, reorganization or liquidation, dissolution or other winding up or other similar transaction involving a Participating Company, in any case, where an offer of employment at a Comparable Base Salary (as defined herein) is made to the Eligible Employee by the purchaser, acquirer or successor or surviving entity (including a third-party vendor) concurrently with his or her termination;
(y)     any termination where an offer of employment with a Participating Company at a Comparable Base Salary (as defined herein) is made to the Eligible Employee concurrently with his or her termination; or
(z)    a termination resulting from the loss of the work authorization pursuant to which the Eligible Employee was lawfully working in the United States.
For purposes of this Section 1.7, an offer of employment shall be deemed to be at a "Comparable Base Salary" if the annualized base salary offered to the Eligible Employee it is not less than the Eligible Employee's Base Salary at the time of his or her Separation from Service. For purposes of this Section 1.7, an Eligible Employee shall be treated as receiving an offer of employment at a Comparable Base Salary if the Plan Administration Committee in good faith determines that the Eligible Employee would have received such an offer but for the Eligible Employee's failure to diligently apply for such employment.”
II.
Section 2.2 of the Plan is clarified to read as follows effective as of the date hereof:
“2.2 The Compensation & Benefits Committee is authorized, in its sole discretion, to award benefits as set forth on Schedule A to an Eligible Employee who is a C&BC Reviewed Employee with respect to a Separation from Service that does not constitute an Eligible Termination. In addition, the Plan Administration Committee, any party to whom the Plan Administration Committee has delegated its authority, and the Chief People Officer of the Company (the “CPO”) are individually authorized, in their sole discretion, to award benefits as set forth on Schedule A to an Eligible Employee who is not a C&BC Reviewed Employee with respect to a Separation from Service that does not constitute an Eligible Termination. As a result, it is possible that an Eligible Employee who is not otherwise eligible for benefits under the terms of the Plan may be awarded benefits under the Plan pursuant to the terms of a Severance and Release Agreement.”
III.

Section 2.4 of the Plan is clarified to read as follows effective as of the date hereof:

“2.4.    Notwithstanding any other provision contained herein, and except with respect to the C&BC Reviewed Employees, the CPO may, at any time, take such action as such officer deems appropriate (upon consultation with the Chief Legal Officer of the Company) to reduce or increase by any amount the benefits otherwise payable to an Eligible Employee pursuant to Schedule A or otherwise modify the terms and conditions of an award to an Eligible Employee under Section 2.1 or Section 2.2. The Compensation & Benefits Committee shall have similar authority with respect to awards to C&BC Reviewed Employees under Section 2.1 or Section 2.2. Benefits granted hereunder may not exceed an amount nor be paid over a period which would cause the Plan to be other than a “welfare benefit plan” under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).” For purposes of clarification, no change shall be made to the benefits payable to a C&BC Reviewed Employee without the express approval of the Compensation & Benefits Committee.”
IV.

Section 3 of Schedule A to the Plan is amended to read as follows, effective as of the date hereof:

“3.    Annual Bonus Payment. Subject to the provisions of this paragraph 3, a cash bonus for the calendar year of termination may be paid in the event the Eligible Employee was employed by a Participating Company for at least 181 days during such year (182 days during a leap year) and the Eligible Employee participated in The D&B Annual Bonus Plan (the "Annual Incentive Plan") immediately prior to termination of employment. In such event, the Eligible Employee shall receive a bonus in an amount equal to the actual bonus which would have been payable under the Annual Incentive Plan had such employee remained employed through the end of the year of such termination multiplied by a fraction, the numerator of which is the number of full days he or she was eligible for the Annual Incentive Plan while employed during the calendar year of termination and the denominator of which is 365 (366 for a leap year). Such bonus shall be payable at the time otherwise payable under the Annual Incentive Plan had employment not terminated, but no later than the 15th day of the third month following the end of the Eligible Employee’s taxable year (or the Participating Company’s taxable year, if later) during which the termination of employment occurred). Notwithstanding the foregoing, no amount shall be paid under this paragraph 3 in the event the Eligible Employee incurred an Eligible Termination by reason of unsatisfactory performance. The foregoing provisions of this paragraph 3 shall be appropriately modified in the case of any plan not on a calendar year basis.”

V.

In all other respects, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the C&BC has caused this Second Amendment to be executed by the undersigned authorized officer of the Corporation this 23rd day of October, 2017.

/s/ Roslynn Williams

Name: Roslynn Williams

Title: Chief People Officer

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